EX 99.28(d)(34)(viii)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Invesco Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013, June 3, 2013, September 16, 2013, June 4, 2014, January 1, 2015 and April 27, 2015 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to reduce the sub-advisory fees as set forth on Schedule B, and, in connection with said reductions, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2016, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective January 1, 2016.

Jackson National Asset Management, LLC		Invesco Advisers, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Brian Thorp

Name:	Mark D. Nerud	Name:	Brian Thorp

Title:	President and CEO	Title:	Vice President

Schedule B
Dated January 1, 2016
(Compensation)

JNL Multi-Manager Alternative Fund
[Chart Omitted]

JNL/Invesco Global Real Estate Fund
Average Daily Net Assets	AnnualRate(1)
$0 to $50 Million	0.50%
Amounts over $50 Million	0.45%

JNL/Invesco International Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $250 Million	0.40%
$250 Million to $750 Million	0.35%
$750 Million to $1 Billion	0.30%
$1 Billion to $2 Billion	0.275%
Amounts over $2 Billion	0.25%

JNL/Invesco Large Cap Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $500 Million	0.35%**
Amounts over $500 Million	0.325%**

**
For the purpose of calculating the sub-adviser fee for the JNL/Invesco Large Cap Growth Fund, assets must be combined with assets of the JNL/Invesco Global Real Estate Fund, the JNL/Invesco International Growth Fund, and the JNL/Invesco Small Cap Growth Fund.  For combined net assets greater than $1 billion, the sub-adviser fee will be 0.325% for average daily net assets between $0-$2 billion and 0.275% for average daily net assets exceeding $2 billion for the JNL/Invesco Large Cap Growth Fund.

JNL/Invesco Mid Cap Value Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $250 Million	0.45%
$250 to $500 Million	0.40%
Amounts Over $500 Million	0.35%

B-1

JNL/Invesco Small Cap Growth Fund
Average Daily Net Assets	Annual Rate(1)
All Assets	0.55%***

(1)
For the purpose of calculating the sub-advisory fee for the JNL Multi-Manager Alternative Fund (the portion of Average Daily Net Assets managed by Invesco Advisers, Inc.), the JNL/lnvesco International Growth Fund, the JNL/lnvesco Global Real Estate Fund, the JNL/lnvesco Large Cap Growth Fund, the JNL/lnvesco Mid Cap Value Fund, and the JNL/lnvesco Small Cap Growth Fund, the following fee discount will be applied to total sub-advisory fees based on the average daily aggregate net assets of the Funds: 2.5% fee reduction for assets between $2.5 billion and $5 billion, 5% fee reduction for assets between $5 billion  and $7.5 billion, 7.5% fee reduction for assets between $7.5 billion and $10 billion, a 10% fee reduction for assets over $10 billion.

B-2